CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of Holly Brothers Pictures, Inc., of our report dated November 30, 2018 on our audit of the balance sheet of Holly Brothers Pictures, Inc. as of March 31, 2018, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2018 and the reference to us under the caption “Experts”.

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

July 9, 2019